Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-216234

April 19, 2017

WELLS FARGO & COMPANY

A$550,000,000 Floating Rate Notes Due April 27, 2022

A$400,000,000 3.25% Notes Due April 27, 2022

A$250,000,000 4.00% Notes Due April 27, 2027

Issuer:	Wells Fargo & Company

Title of Securities	Floating Rate Notes Due April 27, 2022 (the “Floating Rate Notes”)

3.25% Notes Due April 27, 2022 (the “2022 Fixed Rate Notes”)

4.00% Notes Due April 27, 2027 (the “2027 Fixed Rate Notes” and, together with the 2022 Fixed Rate Notes, the “Fixed Rate Notes,” and the Fixed Rate Notes together with the Floating Rate Notes, the “Notes”)

Note Type:	Senior unsecured

Trade Date:	April 19, 2017

Settlement Date (T+6):	April 27, 2017 (the settlement cycle is T+6 as a result of a banking holiday in Australia on April 25, 2017)

Maturity Date:	Floating Rate Notes: April 27, 2022

2022 Fixed Rate Notes: April 27, 2022

2027 Fixed Rate Notes: April 27, 2027

Aggregate Principal Amount
Offered:	Floating Rate Notes: A$550,000,000

2022 Fixed Rate Notes: A$400,000,000

2027 Fixed Rate Notes: A$250,000,000

Price to Public (Issue Price):	Floating Rates Notes: 100.000%, plus accrued interest, if any, from April 27, 2017

2022 Fixed Rate Notes: 99.943%, plus accrued interest, if any, from April 27, 2017

2027 Fixed Rate Notes: 99.877%, plus accrued interest, if any, from April 27, 2017

Underwriting Discount
(Gross Spread):	Floating Rate Notes: 0.35%

2022 Fixed Rate Notes: 0.35%

2027 Fixed Rate Notes: 0.40%

All-in Price (Net of
Underwriting Discount):	Floating Rate Notes: 99.650%, plus accrued interest, if any, from April 27, 2017

2022 Fixed Rate Notes: 99.593%, plus accrued interest, if any, from April 27, 2017

2027 Fixed Rate Notes: 99.477%, plus accrued interest, if any, from April 27, 2017

Net Proceeds:	Floating Rate Notes: A$548,075,000

2022 Fixed Rate Notes: A$398,372,000

2027 Fixed Rate Notes: A$248,692,500

Interest Rate:	Floating Rate Notes: Three-month BBSW plus 1.10%

2022 Fixed Rate Notes: 3.25% per annum

2027 Fixed Rate Notes: 4.00% per annum

Interest Payment Dates:	Floating Rate Notes: January 27, April 27, July 27 and October 27, commencing July 27, 2017, and at maturity

Fixed Rate Notes: April 27 and October 27, commencing October 27, 2017, and at maturity

Interest Reset Dates:	Floating Rate Notes: January 27, April 27, July 27 and October 27, commencing July 27, 2017

Fixed Rate Notes: N/A

Interest Determination Dates:	Floating Rate Notes: First day of the related interest period

Fixed Rate Notes: N/A

Interest Reset Period:	Floating Rate Notes: Quarterly

Fixed Rate Notes: N/A

Initial Interest Rate:	Floating Rate Notes: Three-month BBSW plus 1.10%, determined on April 27, 2017

Fixed Rate Notes: N/A

Business Days:	New York City, London and Sydney

Business Day Convention:	Floating Rate Notes: Modified Following

Fixed Rate Notes: Following

Day Count:	Floating Rate Notes: Actual/365 (Fixed)

Fixed Rate Notes: Actual/Actual

Payment in Australian Dollars:	Payments on the Notes will be made in Australian dollars except in the limited circumstances set forth in the Preliminary Prospectus Supplement dated April 17, 2017 (the “Preliminary Prospectus Supplement”)

Additional Amounts:	Wells Fargo will pay additional amounts on the Notes as provided in the Preliminary Prospectus Supplement

Tax Redemption:	Wells Fargo may redeem the Notes, in whole but not in part, upon the occurrence of a “tax event” as described in the Preliminary Prospectus Supplement at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest to, but excluding, the redemption date.

Benchmark:	Floating Rate Notes: Three-month BBSW

Fixed Rate Notes: Semi-quarterly coupon matched asset swap

Spread to Benchmark:	Floating Rate Notes: +110 basis points

2022 Fixed Rate Notes: +110 basis points

2027 Fixed Rate Notes: +140 basis points

Re-Offer Yield:	Floating Rate Notes: N/A

2022 Fixed Rate Notes: 3.2625%

2027 Fixed Rate Notes: 4.0150%

ISIN:	Floating Rate Notes: XS1602313196

2022 Fixed Rate Notes: XS1602312891

2027 Fixed Rate Notes: XS1602313279

Listing:	None

Joint Bookrunning Managers:	Wells Fargo Securities, LLC Australia and New Zealand Banking Group Limited Commonwealth Bank of Australia TD Securities (USA) LLC

Australia and New Zealand Banking Group Limited and Commonwealth Bank of Australia are not U.S. registered broker-dealers and, therefore, to the extent they intend to effect any sales of the Notes in the United States, they will do so through an affiliated U.S. registered broker-dealer in accordance with applicable U.S. securities laws and regulations, and as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751 or e-mailing wfscustomerservice@wellsfargo.com.

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